Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ARCDOC, INC.

WITH AND INTO

AMERICAN REPROGRAPHICS COMPANY

Pursuant to Section 253 of the

General Corporation Law of the State of Delaware

American Reprographics Company, a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger of ARCDOC, Inc., a Delaware corporation (the “Subsidiary”), with and into the Company, with the Company remaining as the surviving corporation:

FIRST: The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Subsidiary is incorporated pursuant to the DGCL.

SECOND: The Company owns all of the outstanding shares of each class of capital stock of the Subsidiary.

THIRD: The Board of Directors of the Company, by the following resolutions duly adopted at a meeting held on November 9, 2012, determined to merge the Subsidiary with and into the Company pursuant to Section 253 of the DGCL:

RESOLVED, that the Subsidiary be incorporated under the General Corporation Law of the State of Delaware;

FURTHER RESOLVED, that the Subsidiary be merged with and into the Company (the “Merger”);

FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Company shall remain unchanged and continue to remain outstanding as one share of common stock of the Company, held by the person who was the holder of such share of common stock of the Company immediately prior to the Merger;

FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be canceled and no consideration shall be issued in respect thereof;

FURTHER RESOLVED, that the officers of the Company be and each of them hereby is authorized and directed to make, execute and acknowledge, in the name and under the corporate seal of the Company, a certificate of ownership and merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger;

FURTHER RESOLVED, that upon the filing of the certificate of ownership and merger, Article I of the Amended and Restated Certificate of Incorporation of the Company shall be amended in its entirety to read as follows:

“The name of this corporation is ARC Document Solutions, Inc. (“Corporation”).”

FOURTH: This Certificate of Ownership and Merger shall be effective at December 31, 2012

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this /s/ 24th day of /s/ December 2012.

By:	/s/ Kumarakulasingam Suriyakumar
Name:	Kumarakulasingam Suriyakumar
Title:	President